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                                                                    Exhibit 23.1

[LOGO OF ERNST & YOUNG]

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of BP p.l.c., BP Capital Markets America Inc., BP Canada Finance Company, BP Capital Markets p.l.c. and BP Australia Capital Markets Limited and to the incorporation by reference therein of our report dated February 11, 2003 with respect to the consolidated financial statements and schedule of BP p.l.c. included in its Annual Report (Form 20-F) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

                                        /s/ Ernst & Young LLP

London, England                         Ernst & Young LLP
3 November 2003